EXHIBIT 23.1
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                     INDEPENDENT AUDITORS' CONSENT
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The Board of Trustees
AMLI Residential Properties Trust:


We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-89594, 333-89598, 333-89622, 333-08813, and 333-
08815) and on Form S-3 (Nos. 333-83923, 333-74300, 333-70076, 333-83923,
333-65503, 333-57327, 333-24433, 333-08819, 33-93120, and 33-89508) of AMLI
Residential Properties Trust of our report dated November 19, 2003 with respect to the historical statement of revenue in excess of certain expenses of AMLI at Danada Farms for the year ended December 31, 2002, our report dated November 19, 2003 with respect to the combined historical statement of revenue in excess of certain expenses of the Communities Acquired from Prudential Insurance Company of America in 2003 for the year ended December 31, 2002, and our report dated November 19, 2003 with respect to the combined historical statement of revenue in excess of certain expenses of the Communities Acquired from Endowment Realty Investors in 2003 for the year ended December 31, 2002, which reports appear in the November 21, 2003 report on Form 8-K of AMLI Residential Properties Trust. Our reports dated November 19, 2003 each include a paragraph that states that the historical statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 2, and is not intended to be a complete presentation of the revenue and expenses of AMLI at Danada Farms, Communities Acquired from Prudential Insurance Company of America in 2003, or Communities Acquired from Endowment Realty Investors in 2003.






Chicago, Illinois
November 21, 2003